Exhibit 99.1

Hewlett Packard Enterprise 3000 Hanover Street Palo Alto, CA 94304 hpe.com

News Release Hewlett Packard Enterprise Closes Transaction with Tsinghua Holdings

Editorial contact Kait Conetta, Hewlett Packard Enterprise +1 650 258 6471 corpmediarelations@hpe.com

PALO ALTO, Calif., May 4, 2016 – Hewlett Packard Enterprise (NYSE: HPE) today announced it closed a transaction with an affiliate of Tsinghua Holdings to create New H3C Group, the leading Chinese provider of technology infrastructure headquartered in Hangzhou and Beijing.

Per the agreement, Tsinghua Holdings subsidiary, Unisplendour Corporation, through a wholly-owned affiliate, purchased a 51% stake in New H3C, comprising H3C Technologies and HPE’s China-based server, storage and technology services businesses, for approximately $2.3 billion (net of cash and debt). HPE plans to return the vast majority of the cash to shareholders through opportunistic share repurchases.

New H3C offers customers a complete portfolio of enterprise IT solutions, including networking, servers, storage, hyper-converged systems, and IT management products. As the exclusive provider for the Chinese market, New H3C also provides a full range of HPE branded servers, storage and technology services. HPE has a 49% ownership stake in the new company and Arun Chandra, Senior Vice President & COO of HPE’s Enterprise Group, will serve as Chairman of New H3C.

“Combining the strengths of HPE and Tsinghua, one of China’s most respected institutions, New H3C will build upon an extensive and valuable patent portfolio, best-in-class products and customer focus, and Tsinghua’s world-class research capability,” said Meg Whitman, President and CEO of Hewlett Packard Enterprise. “With our investment, the Chinese IT powerhouse will deliver strong performance in China, for China and will drive long-term value for our shareholders.”

About Hewlett Packard Enterprise

Hewlett Packard Enterprise (HPE) is an industry leading technology company that enables customers to go further, faster. With the industry’s most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Hewlett Packard Enterprise and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to the expected benefits and costs of the transaction; management plans relating to the transaction; the satisfaction of all closing conditions to the transaction; statements of the plans, strategies and objectives of Hewlett Packard Enterprise for future operations, including, its arrangements with Tsinghua Holdings; any statements regarding anticipated operational and financial results; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing of Hewlett Packard Enterprise. Risks, uncertainties and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the other risks that are described in Hewlett Packard Enterprise’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, and Hewlett Packard Enterprise’s other filings with the Securities and Exchange Commission. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements.